HEARTLAND FINANCIAL USA, INC.
2005 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), is entered into as of the Grant Date (as defined in Section 2(b) below), by and between the Participant (defined below) and Heartland Financial USA, Inc., a Delaware corporation (the “Company”);
WITNESSETH THAT:
WHEREAS, the Company maintains the Heartland Financial USA, Inc. 2005 Long‑Term Incentive Plan, as amended (the “Plan”) and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a restricted stock unit award under the Plan;
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
Section 1.Award. In accordance with the Plan, the Company hereby grants to the Participant this award (“Award”) of restricted stock units (each, an “RSU”), where each RSU represents the right to receive one share of Stock in the future, subject to the terms and conditions of the Plan and this Agreement. This Award is in all respects limited and conditioned as provided herein.

Section 2.Terms of Award.  The following words and phrases relating to this Award have the following meanings:

(a)The “Participant” is [____________].
(b)The “Grant Date” is January 17, 2012.
(c)The number of “RSUs” awarded is [_____________].

Except for capitalized words and phrases defined herein, capitalized words or phrases in this Agreement (other than words and phrases found in headings) have the meanings ascribed to them under the Plan.
Section 3.Restricted Period; Vesting; and Forfeiture. This Agreement evidences the Company's grant to the Participant as of the Grant Date, on the terms and conditions described in this Agreement and in the Plan, a number of RSUs, each of which represents the right of the Participant to receive a share of Stock free of restrictions once the Restricted Period ends.

(a)Subject to the limitations of this Agreement, the “Restricted Period” for each installment of such RSUs (“Installment”) shall begin on the Grant Date and end as described in the following schedule (but only if the Participant's Date of Termination (as defined Section 8(a)) does not occur prior to the end of the Restricted Period):

INSTALLMENT	RESTRICTED PERIOD WILL END AND THE RSUs BECOME VESTED ON:
1/3 of RSUs	3rd anniversary of Grant Date
1/3 of RSUs	4th anniversary of Grant Date
1/3 of RSUs	5th anniversary of Grant Date

(b)Notwithstanding the foregoing provisions of this Section 3, the Restricted Period for the RSUs shall cease immediately, and the RSUs shall become immediately and fully vested, upon:

(i)the date of a Change in Control; provided, however that such Change in Control constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as described in 26 C.F.R. 1.409A-3(i)(5);

(ii)the date of the Participant's death; or

(iii)the date of the Participant's Disability (as defined in Section 8(b)).

(c)Upon Participant's Date of Termination which occurs due to Retirement (as defined in Section 8(c)) prior to the end of the Restricted Period, the Participant shall remain eligible to become vested in the RSUs as if the Participant has remained continually employed through such period.

(d)In the event of the Participant's Date of Termination for any reason other than upon a Change in Control or Retirement, or due to the Participant's death or Disability, prior to the end of the Restricted Period, the Participant shall forfeit all rights, title and interest in and to the RSUs still subject to a Restricted Period as of the Participant's Date of Termination.

Section 4.Settlement of Units.  Delivery of shares of Stock or other amounts in connection with this Award shall be subject to the following:

(a)Delivery of Stock. The Company shall deliver to the Participant one share of Stock free and clear of any restrictions in settlement of each of the earned, vested and settlement-eligible RSUs within 30 days following the end of the Restricted Period.

(b)Compliance with Applicable Laws.  Notwithstanding any other provision of this Agreement or the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits in connection with this Award unless such delivery or distribution complies with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(c)Certificates.  To the extent that this Agreement or the Plan provides for the issuance of shares of Stock, the issuance may be affected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable requirements of any securities exchange or similar entity.

Section 5.Withholding.  All deliveries of shares of Stock pursuant to this Award shall be subject to withholding of all applicable taxes. The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs or Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery of any shares of Stock in connection with this Award.  At the election of the Participant, subject to any rules and limitations as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Stock that the Participant already owns, or to which the Participant is otherwise entitled under the Plan.

Section 6.Non-Transferability of Award. Except as otherwise provided in the Plan, the Participant shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose of any RSUs during the Restricted Period.

Section 7.No Rights as Shareholder. The Participant shall not be a shareholder of record with respect to the RSUs and shall have no dividend or voting rights with respect to the RSUs during the Restricted Period.

Section 8.Definitions. For purposes of this Agreement, words and phrases shall be defined as follows:

(a)“Date of Termination” means the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment, provided that the Participant's employment shall not be considered terminated by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries, and further provided that the Participant's employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant's employer.  If, as a result of a sale of a Subsidiary or other transaction, the Participant's employer ceases to be a Subsidiary (and the Participant's employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant's Date of Termination.

(b)“Disability” means (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(c)“Retirement” means (i) the voluntary termination of the Participant's employment by the Participant on or after the date the Participant reaches the age of 62 and has at least 5 years of service with the Company or a Subsidiary or (ii) the Participant's “retirement” pursuant to the provisions of any defined benefit retirement plan sponsored by the Company or a Subsidiary that is then applicable to the Participant.

Section 9.Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets or business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been settled or distributed, respectively, at the time of the Participant's death, such rights shall be settled and payable to the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require. The Participant's designation of beneficiary may be amended or revoked from time to time by the Participant in accordance with the procedures established by the Committee. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been payable to the Participant shall be payable to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the settlement of the Designated Beneficiary's rights under this Agreement, then any rights that would have been payable to the Designated Beneficiary shall be payable to the legal representative of the estate of the Designated Beneficiary.

Section 10.Administration.  The authority to manage and control the operation and administration of this Agreement and the Plan is vested in the Committee, and the Committee has all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement or the Plan by the Committee and any decision made by it with respect to this Agreement or the Plan shall be final and binding on all persons.

Section 11.Plan Governs. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to the terms of the Plan, copies of which may be obtained by the Participant from the office of the Secretary of the Company. This Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any interpretation of the Plan or this Agreement by the Committee and any decision made by it with respect to the Plan or this Agreement are final and binding on all persons. Notwithstanding anything in this Agreement to the contrary, in the event of any discrepancies between the corporate records of the Company and this Agreement, the corporate records of the Company shall control.

Section 12.Not an Employment Contract. This Award shall not confer on the Participant any rights with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary may otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.

Section 13.Interpretation. This Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Company from time to time. Any interpretation of the Agreement by the Company and any decision made by it with respect to the Agreement are final and binding on all persons. Notwithstanding anything in the Agreement to the contrary, in the event of any discrepancies between the corporate records and the Agreement, the corporate records shall control.

Section 14.Amendment.  This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended in writing by the Participant and the Company without the consent of any other person.

Section 15.Governing Law. This Agreement, the Plan, and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 16.Validity. If any provision of this Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 17.Section 409A Amendment. This Award is intended to comply with Code Section 409A and this Award shall be administered and interpreted in accordance with such intent. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without the consent of the Participant in order to maintain compliance with Code Section 409A; and the Participant's receipt of this Award constitutes the Participant's acknowledgement of and consent to such rights of the Committee.

Section 18.Clawback. This Award and any amount or benefit received hereunder shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company or Subsidiary clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time. The Participant's receipt of this Award constitutes the Participant's acknowledgment of and consent to the Company's or a Subsidiary's application, implementation and enforcement of (i) the Policy or any similar policy established by the Company or a Subsidiary that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Participant's express agreement that the Company or a Subsidiary may take such actions as may be necessary to effectuate the Policy, any similar policy or applicable law without further consideration or action.

(signature page follows)

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date, and the Participant acknowledges understanding and acceptance of, and agrees to, the terms and conditions of this Agreement.

HEARTLAND FINANCIAL USA, INC.
By:

Its:

PARTICIPANT

Date: